Exhibit 2

THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON ITS CONVERSION MAY BE SOLD, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR AS OTHERWISE PERMITTED BY THE BORROWERS, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWERS, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL NOT TRADE THE SECURITIES BEFORE [(Date that is four months plus one day from date of issuance of this Note)].

SECURED CONVERTIBLE PROMISSORY NOTE

US$	,2004

For value received, the undersigned, 724 SOLUTIONS INC., a Canadian corporation (the “Parent”), and 724 SOLUTIONS SOFTWARE, INC., a Delaware corporation (the “US Sub”; together with Parent, collectively the “Borrowers”) jointly and severally promise to pay to the order of                          (the “Holder”), the principal sum of                                      Dollars (US$            ), together with interest as set forth below. Except as provided in Section 2(b) below, all payments by Borrowers of amounts owing hereunder shall be in lawful money of the United States of America in immediately available funds.

This note is one (1) of a series of notes (each, a “Note” and collectively, the “Notes”) the Borrowers have issued pursuant to the Secured Convertible Note Purchase Agreement, dated as of May             , 2004, by and among the Borrowers and the Lenders listed therein, as may be amended from time to time (the “Purchase Agreement”), having like tenor and effect (except for variations necessary to express the name of the Holder, the issue date and the principal amount of each Note). The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby. Capitalized terms used herein without definition have the meanings assigned to them in the Purchase Agreement.

1. Maturity. Unless earlier converted to common shares in the capital of Parent (“Common Shares”) as provided in Section 3 below, the entire unpaid and unconverted principal balance and Costs, and all accrued and unpaid interest thereon, shall become due and payable on the earlier to occur of (a) the date that is three (3) years from the First Closing Date (the “Maturity Date”) or (b) the date that such amounts are accelerated in connection with any Event of Default. The Borrowers may not, and shall have no right to, prepay (in whole or in part) any amounts owing under this Note.

2. Interest.

(a) Rate; Payment. Interest shall accrue on all amounts outstanding under this Note at the rate of Two and One-Half Percent (2.5%) per quarter, compounded quarterly. Interest payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed. Beginning on the first day of the third fiscal quarter following the date of this Note and on the first day of each fiscal quarter thereafter until the Maturity Date, the Borrowers shall pay to the Holder fifty percent (50%) of the interest accrued on amounts outstanding during the prior quarter.

(b) Form of Payment.

(i) The Borrowers may make payments of interest under this Note either (i) in lawful money of the United States of America in immediately available funds or (ii) following approval by the holders of a majority of the outstanding Common Shares (excluding shares issuable upon conversion of this Note, “Shareholder Approval”), in Common Shares at the Conversion Price then in effect on the interest payment date so long as the Market Price on such date is greater than the Conversion Price then in effect.

(ii) For purposes of this Section 2(b):

“Market Price” means for any Trading Day, (1) the five-day volume-weighted average trading price per share (expressed in U.S. dollars as determined in accordance with the Bank of Canada “nominal rate”) for the Common Shares on the Toronto Stock Exchange, calculated by dividing the total value (expressed in U.S. dollars as determined in accordance with the Bank of Canada “nominal rate”) of Common Shares traded by the total volume of Common Shares traded, in each case, on the Toronto Stock Exchange or, (2) if the Common Shares are not listed on a national securities exchange, the five-day volume-weighted average trading price per share on The Nasdaq National Market, calculated as described in subsection (1) above, or (3) if the Common Shares are not quoted on The Nasdaq National Market or listed or admitted to trading on any national securities exchange, the five-day volume-weighted average trading prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Parent for that purpose.

“Trading Day” means (1) if the Common Shares are listed or admitted for trading on any national securities exchange, any days on which such national securities exchange is open for business; (2) if the Common Shares are quoted on The Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, any days on which trades may be effected through such system; or (3) if the Common Shares are not listed or admitted for trading on any national securities exchange or quoted on The Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, any days on which the Common Shares are traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Shares are available.

3. Conversion.

(a) Voluntary Conversion. At the Holder’s option, any or all of the outstanding principal and Costs, and all accrued and unpaid interest thereon, may be converted into such number of Common Shares as is determined by dividing (x) the amounts under the Note to be converted by (y) the Conversion Price. The “Conversion Price,” which shall be subject to adjustment as set forth in Section 3(c) below, shall initially mean the lesser of (i) Three Dollars and 50/100 ($3.50) and (ii) the five-day weighted average trading price (expressed in U.S. dollars as determined in accordance with the Bank of Canada “nominal rate”) per Common Share on the Toronto Stock Exchange, calculated by dividing the total value (expressed in U.S. dollars as determined in accordance with the Bank of Canada “nominal rate”) of Common Shares traded by the total volume of Common Shares traded, in each case, on the Toronto Stock Exchange during the five (5) trading days immediately prior to the First Closing Date.

(b) Mechanics of Conversion. Before the Holder shall be entitled to convert this Note in accordance with Section 3(a), the Holder shall provide written notice thereof to the Parent of its election to convert the Note and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Parent shall, as soon as practicable after receipt of such notice and the original executed version of this Note, issue and deliver to the Holder, or to the nominee or nominees of the Holder, a certificate or certificates for the number of full Common Shares to which the Holder shall be entitled against surrender to it of the Note to be converted. Such conversion shall be deemed to have been made on the date of such written notice, and the party or parties entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares as of such date.

(c) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price shall be adjusted from time to time as follows:

(i) (A) If the Parent issues (or is deemed to issue) any Additional Shares without consideration or for a consideration per share less than the Conversion Price then in effect immediately prior to the issuance of such Additional Shares, then the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Common Shares Outstanding immediately prior to such issuance plus the number of Common Shares that the aggregate consideration received by the Parent for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of Common Shares Outstanding immediately prior to such issuance plus the number of shares of such Additional Shares. For purposes of this Section 3(e)(i)(A), the term “Common Shares Outstanding” means: (1) outstanding Common Shares, (2) Common Shares issuable upon conversion or exchange of the Notes and any other securities or rights (including evidences of indebtedness), directly or indirectly, convertible into or exchangeable for Common Shares (or securities convertible into or exchangeable for Common Shares) and (3) Common Shares issuable upon the exercise (whether by cash or net exercise) of any warrants, options or other rights to purchase or otherwise acquire Common Shares (or securities convertible into, exercisable for or exchangeable for Common Shares). The Common Shares described in (1) through (3) above shall be included whether vested or unvested, whether contingent or non-contingent, whether exercisable or not yet exercisable and whether or not in-the-money. Any provision herein notwithstanding, no adjustment of the Conversion Price shall result in an adjustment in the Conversion Price greater than fifteen percent (15%) of the initial Conversion Price (as proportionately adjusted pursuant to Sections 3(c)(iii) or 3(c)(iv) below for any stock splits, stock dividends and other similar recapitalizations).

(B) Any provision herein notwithstanding, no adjustment of the Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this Section 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Parent for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of Parent irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase, or rights to subscribe for, Common Shares, securities by their terms convertible into or exchangeable for Common Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Shares issued and the consideration paid therefor:

(1) The aggregate maximum number of Common Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Shares shall be deemed to have been issued at the time such options or rights were issued and for a per share consideration equal to the consideration (determined in the manner provided in Sections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the Parent upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Shares covered thereby.

(2) The aggregate maximum number of Common Shares deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such convertible or exchangeable securities were issued and for a consideration equal to the consideration, if any, received by the Parent for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Parent upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3(c)(i)(C) and 3(c)(i)(D)).

(3) In the event of any change in the number of Common Shares deliverable or in the consideration payable to the Parent upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Common Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of Additional Shares deemed issued and the consideration deemed paid therefor pursuant to Sections 3(c)(i)(E)(1) and 3(c)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(c)(i)(E)(3) or 3(c)(i)(E)(4).

(ii) “Additional Shares” shall mean any Common Shares issued (or deemed to have been issued pursuant to Section 3(c)(i)(E)) by the Parent on or after the First Closing Date, other than:

(A) Common Shares issued pursuant to a transaction described in Sections 3(c)(iii) or 3(c)(iv) hereof;

(B) Common Shares issued upon the conversion or exercise of convertible or exercisable securities outstanding on the First Closing Date;

(C) Common Shares issued to employees, officers, consultants, directors or advisors for the primary purpose of soliciting or retaining their services pursuant to stock option plans or agreements approved by the Parent’s Board of Directors; and

(D) securities issued or issuable in connection with any borrowings by the Parent from, or indebtedness of the Parent to, any institutional commercial lenders or lessors, or pursuant to any equipment leasing arrangement, provided such issuances are for other than primarily equity financing purposes and are approved the Parent’s Board of Directors.

(iii) In the event the Parent should at any time or from time to time after the First Closing Date fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (hereinafter referred to as “Common Shares Equivalents”) without payment of any consideration by such holder for the additional Common Shares or the Common Shares Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of Common Shares issuable on conversion of the each Note shall be increased in proportion to such increase of the aggregate of Common Shares outstanding and those issuable with respect to such Common Shares Equivalents with the number of shares issuable with respect to Common Shares Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(e)(i)(E).

(iv) If the number of Common Shares outstanding at any time after the First Closing Date is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of Common Shares issuable on conversion of the Notes shall be decreased in proportion to such decrease in outstanding shares.

(d) Other Distributions. If the Parent declares a distribution payable in securities of other parties, evidences of indebtedness issued by the Parent or other parties, assets (excluding cash dividends) or options or rights not referred to in Section 3(c)(i)(E), then, in each such case for the purpose of this Section 3(d), the Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which the Notes are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution. In no event shall such a distribution be deemed a repayment of principal under the Notes.

(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this section), then provision shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note the number of shares of stock or other securities or property of the Parent or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this section with respect to the Holder’s rights after the recapitalization to the end that the provisions of this section (including adjustment of the Conversion Price then in effect and the number of Common Shares issuable upon conversion of this Note) shall be applicable after that event as nearly equivalently as may be practicable.

(f) No Impairment. The Parent will not, without the consent of the Holders holding a majority-in-interest of the outstanding principal balance under the Notes, by amendment of its organizational or governing documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms hereunder applicable to it, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Holders’ conversion rights against impairment.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of the Notes, and the aggregate number of Common Shares to be issued to a particular Holder shall be rounded down to the nearest whole share and the Parent shall pay in cash the fair market value (as determined in good faith by its Board of Directors) of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of all Notes that the Holder is at the time converting into Common Shares and the number of Common Shares issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this section, the Parent, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall prepare and furnish to the Holder, on a semi-annual basis, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Parent shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Common Shares and the amount, if any, of other property that at the time would be received upon the conversion of the Notes.

(h) Reservation of Stock Issuable Upon Conversion. The Parent shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Notes, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Notes, in addition to such other remedies as shall be available to the Holder, the Parent will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its organizational or governing documents.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the written waiver of the Holders holding a majority in interest of the principal amount outstanding under all of the Notes. Any such written waiver shall bind all existing and future holders of Notes.

4. Events of Default. Upon the occurrence of an Event of Default, the Holder shall have such rights and remedies as are set forth in the Purchase Agreement or otherwise available at law.

5. Usury. It is the express intent of the Borrowers and the Holder that the payment of all or any portion of the outstanding principal balance of and accrued interest on this Note be exempt from the application of any applicable usury law or similar laws under any federal, state of foreign jurisdiction. The Borrowers hereby irrevocably waive, to the fullest extent permitted by law, any objection or defense which the Borrowers may now or hereafter have to the payment when due of any and all principal or accrued interest arising out of or relating to a claim of usury or similar laws and the Borrowers hereby agree that neither it nor any of its affiliates shall in the future bring, commence, maintain, prosecute or voluntarily aid in any action at law, proceeding in equity or other legal proceeding against the Holder based on a claim that the Borrowers’ payment obligations under this Note violate the usury or similar laws of any federal, state of foreign jurisdiction. Notwithstanding the foregoing, in the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, that portion of the interest payment representing an amount deemed to be in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

6. Guaranty Waivers.

(a) Authorizations. Each Borrower, in its capacity as a guarantor of the Indebtedness and not in its capacity as a borrower hereunder, authorizes Holder, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms hereof; (b) take and hold security for the payment of the Indebtedness, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale hereof as Holder, in its sole discretion, may determine.

(b) Waivers. Each Borrower, in its capacity as a guarantor of the Indebtedness and not in its capacity as a borrower hereunder, waives any right to require Holder to (a) proceed against the other Borrower; (b) proceed against or exhaust any security held from the other Borrower; or (c) pursue any other remedy in Holder’s power. Holder may, at its election, exercise or decline or fail to exercise any right or remedy it may have against another Borrower or any security held by Holder, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the Borrower’s guarantor liability with respect to the Indebtedness. Each Borrower, in its capacity as a guarantor of the Indebtedness and not in its capacity as a borrower hereunder, waives any defense arising by reason of any disability or other defense of the other Borrower’s liability for the Indebtedness. Each Borrower, as a guarantor of the Indebtedness, waiver (i)

any setoff, defense or counterclaim that it may have against Holder, (ii) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against the other Borrower, (iii) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of such Borrower’s guaranty of the Indebtedness and of the existence, creation, or incurring of new or additional indebtedness, and (iv) any right to terminate its liability with respect to the other Borrower’s liability, and (v) any defense to its liability with respect to the other Borrower’s liability for the Indebtedness based on (A) any changes to the Purchase Agreement and Collateral Documents, (B) any impairment or suspension of Holder’s rights and remedies against the other Borrower, (C) any obligation of Holder to proceed first against the other Borrower or any of the other Borrower’s assets, (D) any obligation of Holder to marshall Collateral or other assets, (E) any law providing that a guarantor’s obligations to a lender may not be greater than the Indebtedness of the principal debtor whose obligations are guaranteed, and (F) any law providing that a guarantor is release from liability for guaranteed, and (G) any law providing that a guarantor is released from liability for guaranteed obligations to the extent that the principal debtor is not liable for such obligations. Each Borrower assumes the responsibility for being and keeping itself informed of the financial condition of the other Borrower and of all other circumstances bearing upon the risk of nonpayment of any Indebtedness, warrants to Holder that it will keep so informed, and agrees that absent a request for particular information by it, Holder shall have no duty to advise it of information kwon to Holder regarding such condition or any such circumstances.

(c) Scope of Liability. The Indebtedness are joint and several obligations of the Borrowers. Notwithstanding any other provision hereof, a Borrower’s liability for the Indebtedness at any time shall not exceed the greater of (1) the sum of (a) the total of principal of the Indebtedness that such Borrower directly or indirectly received and (b) the interest and expenses accrued with respect to such principal, and (2) the greater of (a) ninety-five percent (95%) of such Borrower’s Net Fair Value on the Closing Date, and (b) ninety-five percent (95%) of such Borrower’s highest Net Fair Value during the period commencing after such date and terminating on the date of determination of liability hereunder (for purposes of determining Net Fair Value, the Indebtedness shall be excluded from the liabilities). For purposes of this Section 6(c):

“Fair Value”: means (i) with respect to a Company’s assets, if Net Fair Value is being determined as of a date on or prior to the first anniversary of the Closing Date, the lower of (1) the value of such assets as determined in accordance with U.S. Bankruptcy Code §548, or (2) the value of such assets as determined in accordance with the state fraudulent conveyance or fraudulent transfer law that would be applicable to the determination whether the obligations and/or the security interest relating thereto would constitute a fraudulent conveyance or a fraudulent transfer (the “Applicable State Law”), (ii) with respect to a Borrower’s assets, if Net Fair Value is being determined in accordance with the Applicable State Law, (iii) with respect to a Borrower’s liabilities, if Net Fair Value is being determined as of a date on or prior to the first anniversary of the Closing Date, the lower of (1) the value of such liabilities as determined in accordance with U.S. Bankruptcy Code §548 or (2) the value of such liabilities as determined in accordance with the Applicable State Law, and (iv) with respect to a Borrower’s liabilities, if Net Fair Value is being determined as of a date after the first anniversary of the Closing Date, the value of such liabilities as determined in accordance with the Applicable State Law.

“Net Fair Value”: means with respect to a Borrower the amount by which the Fair Value of such Borrower’s assets exceeds the Fair Value of such Borrower’s liabilities.

7. Obligations Secured. The obligations of the Borrowers under this Note, the Purchase Agreement and the other Collateral Documents are secured by the assets and properties of the Borrowers and certain of its Subsidiaries pursuant to the terms of the Security Agreement, the IP Security

Agreement, any joinders to the Security Agreement or the IP Security Agreement, the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by any Person in favor of the Lenders and all documents needed or appropriate to perfect or give notice of the Lenders’ security interests in the Collateral, in each case as of the Effective Date or, in each case, as such Collateral Documents may be amended or otherwise modified from time to time after the date thereof.

8. General Provisions.

(a) The Borrowers hereby expressly waive presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof.

(b) The Borrowers stipulate that the remedies at law of the Holders in the event of any default or threatened default by the Borrowers in the performance of or compliance with any of the terms of the Notes are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained therein or by an injunction against a violation of any of the terms thereof or otherwise.

(c) The Borrowers agree to pay all reasonable costs, fees and expenses incurred by the Holder (including costs of collection, court costs and reasonable outside attorneys’ fees and disbursements) in connection with the successful enforcement of the Holder’s rights under this Note, including when the Borrowers fail to pay any amounts under this Note as provided hereunder (all such costs, fees and expenses being herein referred to as “Costs”). The Borrowers agree that any payments received by the Holder from the Borrowers hereunder will first be applied to Costs, then to interest accrued and unpaid on the principal amount and the balance to the outstanding principal amount.

(d) Nothing expressed in or to be implied from this Note is intended to give, or shall be construed to give, any person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Note. Notwithstanding the foregoing, all references to the “Holder” or the “Borrowers” shall apply to their respective successors, permittees and assigns. Notwithstanding anything herein to the contrary, this Note may not be assigned or transferred by the Borrowers without the prior written consent of the Holder. The transfer of this Note by the Holder is restricted pursuant to applicable securities laws and the terms of the Purchase Agreement. In addition, until notice of any transfer by the Holder is received by the Borrowers, the Borrowers shall be entitled to treat the Holder as the registered holder of this Note.

(e) If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(f) It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Holder of any breach, default or noncompliance under this Note or any waiver on such party’s part of any provisions or conditions of this Note must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies afforded to any party shall be cumulative and not alternative.

(g) This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions.

(h) Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of this Note (or any security issued on conversion of this Note), the Borrowers will issue a replacement instrument, at the Borrowers’ expense, representing such securities in lieu of such lost, stolen, destroyed or mutilated instrument, provided that, if requested, the Holder shall agree to indemnify the Borrowers for any losses incurred by the Borrowers with respect to such instrument.

IN WITNESS WHEREOF, each of the undersigned has caused this Note to be signed by its duly authorized officer on the date first above written.

724 SOLUTIONS INC.

By:
Name:

Title:

724 SOLUTIONS SOFTWARE INC.

By:
Name:

Title: